UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NCR CORPORATION

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April 17, 2017

NCR Stockholders

Re:	NCR Corporation 2017 Annual Meeting of Stockholders

Proposal 2 - Advisory Vote on Executive Compensation (“Say on Pay Proposal”)

Dear Fellow NCR Stockholder:

We are reaching out to encourage each of you to vote your shares in advance of the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for Wednesday, April 26, 2017 at 9:00 a.m. Eastern. As a reminder, you can authorize a proxy to vote your shares on matters submitted for stockholder approval at the Annual Meeting by following the instructions on your proxy card, and we encourage you to do so.

In advance of the Annual Meeting we wanted to provide some key additional points of clarification to assist you in evaluating the various proposals recommended to you by the NCR Board of Directors – in particular, our Say on Pay Proposal which is item 2 on the Annual Meeting agenda.

Our Stock Price Performance Short & Long-term Total Shareholder Return

NCR’s stockholders tell us that they are extremely pleased with the performance of our stock price, which closed 2016 at $40.56 per share, representing a +65.8% 1-year Total Shareholder Return (or TSR). NCR’s short- and long-term shareholder returns, particularly 1-year and 5-year TSR, rank the highest compared to our peer group and major stock averages. While our 3-year TSR is slightly below the peer median, it is reflective of medium-term investments made in the business that were intended to drive long-term stockholder value, and in hindsight, enabled our exceptional 1-year TSR result highlighted below.

NCR Corporation 2017 Annual Meeting of Stockholders

April 17, 2017

Additionally, NCR’s TSR remains strong in 2017 as we are keenly focused on delivering the operational performance required to achieve our financial goals for 2017 – and beyond.

Further, we are relentlessly executing the transformational business model changes needed to deliver our Vision 2020 strategy, which is designed to drive significant growth in our recurring higher-margin revenues, particularly Software & Cloud/SaaS revenue.

Our Pay-for-Performance Practices Rigorous & Aligned with Stockholders Interest

The Compensation & Human Resource Committee (C&HRC) of the NCR Board of Directors took several important compensation actions during 2016.

•

Established NCR’s Multi-Year Vision 2020 Long Term Incentive (LTI) Award.    With the encouragement of The Blackstone Group, the C&HRC established a unique LTI Award that linked a large portion of the 2016/2017 Annual LTI Award value granted to our executive officers to NCR’s achieving significant stock price growth over a 5-year period (see further details on pages 57-59 of the proxy statement).

NCR achieved these stock price performance hurdles of $35 and $40 per share (representing approximately +75% and +100% growth in NCR’s stock price from February 2016 when these awards were granted) within one year of the grant date. As a result, this particular incentive award helped deliver significant value creation for NCR stockholders. However, the value creation for NCR executives who received the multi-year grant will only be realized if they remain employed by NCR through the February 2019 and 2020 vesting dates (subject to limited exceptions). In addition, the value of these awards can greatly fluctuate depending upon NCR’s stock price over that time. The additional time-based element of the grant vesting conditions motivates executives to deliver consistent performance and long-term value creation.

•

Funded our 2016 Management Incentive Plan (MIP) Payout at 60% of Target.    Every year NCR sets challenging, investor-focused goals for short- and long-term financial performance. While our stock price was up nearly 66%, NCR did not reach our 2016 Non-GAAP Operating Income goal for purposes of the MIP, but we far exceeded our Free Cash Flow goal ($628 million vs. a goal of $450 million, or 40% higher than expected). Free Cash Flow growth has been a top priority for NCR investors, and an area of intense focus for the NCR Board.

Based on these exceptional Free Cash Flow results, and at the recommendation of the CEO, the C&HRC determined that it was appropriate to increase the “funded” amount under the MIP to 60% (vs. the 40% that was “earned”). The actual payouts from this funded amount were subject to each eligible individual’s performance relative to his or her objectives established by the C&HRC at the beginning of 2016 (see further details on pages 54–56 of the proxy statement). The actual payout could range from 0% to 150% of the funded amount.

This funding decision by the C&HRC is in contrast to prior performance years where NCR “earned” funding under the MIP, but the funding was reduced or eliminated under the MIP when it was viewed that the quality of the results, or key strategic goals, were not achieved compared to internal expectations.

NCR Corporation 2017 Annual Meeting of Stockholders

April 17, 2017

C&HRC Discretionary Adjustments on MIP Funding (2012 - 2016)

NCR Performance Year	NCR MIP Payout “Earned”	NCR MIP Payout “Funded”	C&HRC Discretionary Adjustment

2016	40.0%	60.0%	+20.0%

2015	114.1%	0.0% (No Payout)	(114.1%)

2014	0.0%	0.0% (No Payout)	0.0%

2013	103.3%	45.0%	(58.3%)

2012	132.8%	75.0%	(57.8%)

5-year “Net” Discretionary Adjustments on MIP Payouts			(210.2%)

These actions are reflective of a CEO and C&HRC that set tough goals and are fully engaged in the rigorous assessment of the executive leadership team’s performance against both company and individual objectives/expectations. They are also reflective of thoughtful decisions with respect to MIP funding/payouts that are directly linked to company and individual performance (both positive and negative).

Also, our CEO and the C&HRC have consistently taken a number of actions on our compensation design in several other performance years:

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Eliminated the “Minimum Funding” feature for the MIP in 2017 and beyond. The C&HRC, along with the support of our CEO, established the 40% minimum MIP funding for the 2016 performance year. This feature was established to provide balance in consideration of the challenging performance goals set by the CEO and C&HRC, which had resulted in the executive leadership team (including our CEO) earning no MIP payout for the 2014 and 2015 performance years, and significantly lower-than-earned bonuses for both the 2012 and 2013 performance years (see further details on page 54 of the proxy statement).

This 40% minimum funding feature was included only for the 2016 performance year and will not be used in 2017 or subsequent years. For 2017, the C&HRC has returned to a more traditional MIP funding design where the company must achieve a “threshold” level of performance, or no MIP funding/payout will be earned.

•

Established “Performance Condition” Requirement for all future LTI Awards granted to Executive Officers for 2017 and beyond. To further align our long-term compensation with stockholder interests, effective for 2017 and beyond, the C&HRC established a policy where future LTI equity awards for executive officers will require a “performance condition” such that the awards will be both “performance-based” and “at risk”. This is a very strong step that demonstrates our willingness to add performance conditions that directly link the total pay opportunity of the executive leadership team with the company’s annual financial performance and NCR’s long-term stock price performance (see further details on pages 63-64 of the proxy statement).

NCR Corporation 2017 Annual Meeting of Stockholders

April 17, 2017

•

Cancelled Economic Profit Plan Bonus Credits for the 2014 Performance Year. While a bonus credit was earned under the Economic Profit Plan (EPP) for the 2014 performance year, at the recommendation of our CEO the C&HRC exercised discretion to cancel the EPP bonus credit. This is another instance where our CEO advised the C&HRC that while this long-term incentive opportunity was “earned”, neither he nor the executive team deserved to receive this payout because they missed key internal annual financial goals for the 2014 performance year. This discretionary action to eliminate the 2014 EPP bonus credit resulted in the executive team forgoing roughly $9.9 million of bonus credit into their EPP accounts (roughly $6.2 million for the CEO).

We believe NCR is a model “pay-for-performance” company that consistently demonstrates sound pay practices and thoughtful decision making by our CEO and C&HRC. We trust our stockholders will fully support and applaud this with a vote FOR our Say on Pay Proposal.

Our Stockholder Outreach You spoke, and we are listening…

We reach out to our investor community regularly to talk about our performance, pay practices, governance and other current topics. We appreciate every chance we get to have this valuable dialogue with you and we take your feedback very seriously. Following are some compensation-related actions that we’ve taken based on our stockholder outreach:

•

Adopted a 3-year Performance Period for our 2017 LTI Awards. While we always set challenging performance goals for our performance-based LTI awards, the C&HRC established a three-year performance period for our 2017 performance-based restricted stock unit awards that were granted to our leadership team.

•

Added more disclosure on the use of our LTI Awards. In consideration of NCR’s 2017 Stock Incentive Plan Proposal (Proposal 5), certain of our stockholders asked for more details on how these LTI awards will be allocated. So we outlined in Proposal 5 (see pages 93-112 of the proxy statement) that our request is necessary to replenish our share reserve to fund our annual LTI award program for the next four years during a pivotal time in our transformation to a software and solutions company.

We also outlined that we continue to expand the use of annual LTI awards for our Software and Professional Services groups, with market-aligned LTI award values, which is an essential component of a competitive pay opportunity necessary to attract, retain, develop and motivate top Software and Professional Services talent. For 2016, roughly 50% of all LTI awards were granted to employees below the executive leadership team level; this will increase to roughly 75% of all LTI awards for 2017.

You can review a more detailed summary of our stockholder outreach on pages 36-37 of the proxy statement). We continue to have an active dialogue with our stockholders, and welcome your ongoing feedback.

Our Recommendation – Vote FOR NCR’s Say on Pay Proposal

We take our responsibilities very seriously and have consistently demonstrated the courage to take tough actions that are consistent with our pay-for-performance culture, appropriate with respect to our short/long-term performance goals/results, and intended for the sole purpose of achieving the best outcome for NCR stockholders.

NCR Corporation 2017 Annual Meeting of Stockholders

April 17, 2017

We ask that you vote FOR NCR’s Say on Pay Proposal as recommended by the Board.

Sincerely,

The Compensation and Human Resource Committee

NCR Corporation

Linda Fayne Levinson (Chair)

Edward “Pete” Boykin

Chinh E. Chu

Gary J. Daichendt

Notes to Stockholders

Forward-Looking Statements. This letter contains forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could” and words of similar meaning. Statements that describe or relate to NCR’s plans, goals, intentions, strategies or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of our control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors described in NCR’s filings with the U.S. Securities and Exchange Commission, including NCR’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8- K. Any forward-looking statement speaks only as of the date on which it is made. NCR does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Free Cash Flow. Free cash flow is a non-GAAP measure. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, additions to capitalized software, discretionary pension contributions and pension settlements. For additional information, see page 32 of NCR’s Annual Report on Form 10-K for its 2016 fiscal year.